Rand Logistics, Inc.

RAND LOGISTICS REPORTS RECORD THIRD QUARTER FISCAL 2010 FINANCIAL RESULTS

Company Posts 178% Increase in Operating Income

New York, NY – February 9, 2010 – Rand Logistics, Inc. (Nasdaq: RLOG) (“Rand”) today announced financial and operational results for the third quarter of fiscal 2010 ended December 31, 2009.

Quarter Ended December 31, 2009 Financial Highlights
Versus Quarter Ended December 31, 2008

•
Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) was $28.6 million, an increase of 18.0% from $24.2 million. The increase in marine freight revenue was due in large part to a stronger Canadian dollar, a 4.5% increase in sailing days, more efficient trade patterns and relatively benign weather conditions.

•	Marine freight revenue per sailing day increased by $3,068 or 12.9%, to $26,853 from $23,785.

•
Vessel operating expenses per sailing day decreased by $1,778 or 7.5%, to $21,799 from $23,577. The decrease was primarily attributable to reduced fuel and other vessel costs, as a result of the Company’s cost containment initiatives and its continuing focus on maximizing its key vessel operating metrics.

•	Operating income increased by $3.2 million or 177.9% to over $5.0 million, compared to $1.8 million for the quarter ended December 31, 2008.

•	Net income before income taxes increased by approximately $7.1 million to a record $4.0 million, compared to a loss before income taxes of $3.1 million.

Nine Months Ended December 31, 2009 Financial Highlights
Versus Nine Months Ended December 31, 2008

•	Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) was $80.9 million, a decrease of 3.6% from $83.9 million.

•	Marine freight revenue per sailing day decreased by $185 or 0.7%, to $27,168 from $27,353, as a result of a decrease of $378 per sailing day attributable to a weaker Canadian dollar.

•	Vessel operating expenses per sailing day decreased by $5,679 or 21.8%, to $20,393 from $26,072.

•	Net income before income taxes was a record $14.9 million, compared to $10.1 million, an increase of 48.7%.

Management Comments
Scott Bravener, President of Lower Lakes stated, “Market conditions on the Great Lakes remained depressed during the fiscal third quarter, highlighted by year-to-date tonnage volume decreases of up to 50% for certain of the commodities that we carry, versus last year. We are very pleased with our strong operating performance for the fiscal third quarter, which was achieved despite adverse market conditions due to our sustainable competitive advantages. We believe these results are more reflective of the earnings capacity of our assets, in contrast to the same year-ago period. We are exceptionally pleased that we are able to report record earnings for the nine months ended December 31, 2009, particularly in light of the fact that our vessels sailed for 89 less days this year versus the same time period last year, or 323 less days than our theoretical maximum of 3,300 sailing days, and despite our vessel efficiencies being negatively impacted by the precipitous decline in customer demand.”

“We continue to pursue additional long term contractual business which will allow us to further increase vessel utilization from the fiscal 2010 sailing season level and allow for further growth as the economy rebounds. While we are not projecting a significant increase in tonnage shipped on the Great Lakes in 2010 versus 2009, we are seeing an improvement in demand from certain of our customers. This, combined with the fact that we have already secured additional business which will allow us to increase our number of sailing days closer to our theoretical maximum, will enable us to improve the efficiency of our vessels, providing the potential for substantial operating leverage and profit improvement,” Mr. Bravener concluded.

Outlook
Based on current exchange rates, the Company expects its operating income before depreciation, amortization and a one-time charge for a loan amendment fee for the fiscal year ended March 31, 2010 to be in the range of $20.5 to $21.0 million, which will be the highest in the Company’s history. Based on current exchange rates, the Company anticipates capital and dry-dock expenditures for the 2010 winter season ending March 31, 2010 to be in the range of $7.5 to $8.0 million.

Laurence S. Levy, Chairman and CEO of Rand commented, “This increase in earnings guidance is a result of a modest improvement in demand from certain of our customers, a continued focus on expense control, relatively benign weather conditions in the fiscal third quarter and effective vessel scheduling and utilization. We remain well-positioned to continue to weather the downturn and believe that our anticipated full-year fiscal 2010 financial performance clearly illustrates the ongoing benefits of our diverse customer base, the scheduling flexibility inherent in the size and configuration of our fleet and our cost efficient operating model. For our upcoming sailing season, we are expecting the economic recovery to be gradual, muted and uneven and believe that barring a further downturn in the economy or a significant change in exchange rates, our fiscal year 2010 results reflect the floor of the Company’s earnings. Additionally, we have identified several opportunities for enhanced earnings growth in fiscal year 2011.”

Rand Logistics, Inc.
Summary Statement of Operations (Unaudited)
(U.S. Dollars 000’s except for Shares and Per Share data)

	Three months ended December 31		Nine months ended December 31
	2009	2008	2009	2008
Revenue
Freight and related revenue	$28,598	$24,237	$80,879	$83,863
Fuel and other surcharges	5,633	6,212	14,409	28,791
Outside voyage charter revenue	3,088	5,709	7,525	19,199
	37,319	36,158	102,813	131,853
Expenses
Outside voyage charter fees	3,089	5,310	7,509	17,618
Vessel operating expenses	23,216	24,025	60,710	79,936
Repairs and maintenance	68	73	785	961
General and administrative	2,569	2,326	6,762	7,457
Depreciation and amortization of drydock costs and intangibles	3,329	2,588	9,728	7,996
Loss (gain) on foreign exchange	6	22	14	(19)
	32,277	34,344	85,508	113,949
Operating income	5,042	1,814	17,305	17,904

Net income (loss) applicable to common stockholders	$2,914	$(6,377)	$10,176	$721
Net income (loss) per share basic	$0.22	$(0.50)	$0.78	$0.06
Net income (loss) per share diluted	$0.22	$(0.50)	$0.75	$0.06

Management will host a conference call to discuss the results at 8:30 a.m. ET on Tuesday, February 9, 2010. Interested parties may participate in the conference call by dialing 877-218-9317 (706-758-6006 for international callers), Conference ID# 53876401. Please dial in 10 minutes before the call is scheduled to begin.

A telephonic replay of the conference call may be accessed approximately two hours after the completion of the call through April 9, 2010. Dial 800-642-1687 (706-645-9291 for international callers), Conference ID# 53876401 to access the phone replay.

The conference call will be webcast simultaneously on the Rand Logistics, Inc. website at www.randlogisticsinc.com/presentations.html.  The webcast replay will be archived for 12 months.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 25, 2009.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of ten self-unloading bulk carriers, including eight River Class vessels and one River Class integrated tug/barge unit, and three conventional bulk carriers, of which one is operated under a contract of affreightment.  The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Marine Act – which requires only Canadian commissioned ships to operate between Canadian ports.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Chairman & CEO Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Lesley Snyder (212) 863-9413 LSnyder@randlogisticsinc.com

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Rand Logistics, Inc.
Consolidated Statements of Operations (Unaudited)
(U.S. Dollars 000’s except for Shares and Per Share data)

	Three months ended December 31		Nine months ended December 31
	2009	2008	2009	2008
REVENUE
Freight and related revenue	$28,598	$24,237	$80,879	$83,863
Fuel and other surcharges	5,633	6,212	14,409	28,791
Outside voyage charter revenue	3,088	5,709	7,525	19,199
TOTAL REVENUE	37,319	36,158	102,813	131,853

EXPENSES
Outside voyage charter fees	3,089	5,310	7,509	17,618
Vessel operating expenses	23,216	24,025	60,710	79,936
Repairs and maintenance	68	73	785	961
General and administrative	2,569	2,326	6,762	7,457
Depreciation	2,411	1,683	6,792	5,086
Amortization of drydock costs	619	507	1,799	1,641
Amortization of intangibles	299	398	1,137	1,269
Loss (gain) loss on foreign exchange	6	22	14	(19)
	32,277	34,344	85,508	113,949
OPERATING INCOME	5,042	1,814	17,305	17,904

OTHER (INCOME) AND EXPENSES
Interest expense	1,409	1,538	4,320	5,011
Interest income	-	(19)	(5)	(25)
(Gain) loss on interest rate swap contracts	(386)	3,437	(1,955)	2,865
	1,023	4,956	2,360	7,851

INCOME (LOSS) BEFORE INCOME TAXES	4,019	(3,142)	14,945	10,053
PROVISION FOR INCOME TAXES
Current	15	-	84	-
Deferred	600	2,853	3,275	8,176
	615	2,853	3,359	8,176
NET INCOME (LOSS)	3,404	(5,995)	11,586	1,877
PREFERRED STOCK DIVIDENDS	490	382	1,410	1,156
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$2,914	$(6,377)	$10,176	$721

Net income (loss) per share basic	$0.22	$(0.50)	$0.78	$0.06
Net income (loss) per share diluted	$0.22	$(0.50)	$0.75	$0.06
Weighted average shares basic	13,141,574	12,804,050	12,980,831	12,450,630
Weighted average shares diluted	15,560,929	12,804,050	15,400,186	12,450,630

Rand Logistics, Inc.
Consolidated Balance Sheets (Unaudited)
 (U.S. Dollars 000’s except for Shares and Per Share data)

	December 31,	March 31,
	2009	2009
ASSETS
CURRENT
Cash and cash equivalents	$8,528	$1,953
Accounts receivable	13,496	1,166
Prepaid expenses and other current assets	3,220	3,008
Income taxes receivable	-	22
Deferred income taxes	392	418
Total current assets	25,636	6,567

PROPERTY AND EQUIPMENT, NET	93,287	86,233
LOAN TO EMPLOYEE	250	-
OTHER ASSETS	353	-
DEFERRED INCOME TAXES	8,505	12,140
DEFERRED DRYDOCK COSTS, NET	7,446	7,274
INTANGIBLE ASSETS, NET	14,017	13,497
GOODWILL	10,193	10,193

Total assets	$159,687	$135,904
LIABILITIES
CURRENT
Bank indebtedness	$4,879	$2,786
Accounts payable	4,780	4,131
Accrued liabilities	12,034	11,087
Interest rate swap contracts	2,360	3,899
Income taxes payable	62	-
Deferred income taxes	225	480
Current portion of long-term debt	4,619	4,094
Total current liabilities	28,959	26,477
LONG-TERM DEBT	57,740	54,240
OTHER LIABILITIES	232	232
DEFERRED INCOME TAXES	13,571	13,185

Total liabilities	100,502	94,134
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value,	14,900	14,900
Authorized 1,000,000 shares, Issued and outstanding 300,000 shares
Common stock, $.0001 par value	1	1
Authorized 50,000,000 shares, Issuable and outstanding 13,280,891 shares
Additional paid-in capital	63,277	61,675
Accumulated deficit	(19,052)	(29,228)
Accumulated other comprehensive income (loss)	59	(5,578)

Total stockholders’ equity	59,185	41,770

Total liabilities and stockholders’ equity	$159,687	$135,904

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